                                                                      Exhibit 12

     STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                    THREE MONTHS ENDED
                                                FISCAL YEAR ENDED JUNE 30,             SEPTEMBER 30,
                                   -----------------------------------------------   -----------------
                                    1992      1993      1994      1995      1996      1995      1996
                                   -------   -------   -------   -------   -------   -------   -------
 EARNINGS:

    Earnings from continuing
    operations before provision
    for income taxes, equity in
    net loss of investees and
    discontinued operations ....   $ 4,915   $ 4,459   $ 4,313   $ 7,015   $14,333   $ 3,191   $ 3,525

    Add back fixed charges
    (interest expense) charged
    to earnings ................     5,989     5,005     8,833    22,860    30,489     6,989     8,302
                                   -------   -------   -------   -------   -------   -------   -------

       Adjusted earnings .......   $10,904   $ 9,464   $13,146   $29,875   $44,822   $10,180   $11,827
                                   =======   =======   =======   =======   =======   =======   =======
 FIXED CHARGES:
    Interest expense ...........     5,989     5,005     8,833    22,860    30,489     6,989     8,302
                                   -------   -------   -------   -------   -------   -------   -------

       Total fixed charges .....   $ 5,989   $ 5,005   $ 8,833   $22,860   $30,489   $ 6,989   $ 8,302
                                   =======   =======   =======   =======   =======   =======   =======
 RATIO:
    Earnings/Fixed Charges .....      1.82      1.89      1.49      1.31      1.47      1.46      1.42
                                   -------   -------   -------   -------   -------   -------   -------


         For purposes of computing this ratio, earnings consist of earnings from continuing operations before provision for income taxes, equity in net loss of investees and discontinued operations. Fixed charges are interest expense.